Exhibit 5.2

July 8, 2025

BriaCell Therapeutics Corp.

Suite 300, 235 15th Street

West Vancouver, BC V7T 2X1

Ladies and Gentlemen:

We have acted as U.S. counsel to BriaCell Therapeutics Corp., a corporation organized under the laws of the Province of British Columbia (the “Company”). This opinion is furnished to you in connection with the Registration Statement on Form S-1 (such registration statement, as amended through the date hereof, the “Registration Statement”) and the prospectus forming part of the registration statement (“Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale by the Company (the “Offering”) of (i) units (the “Units”), with each Unit consisting of (a) one common share and (b) one warrant to purchase one common share (the “Warrants”), (ii) pre-funded units (the “Pre-funded Units”), with each Pre-funded Unit consisting of (a) one pre-funded warrant to purchase one common share (the “Pre-funded Warrants”) and (b) one Warrant, and (iii) Warrants to purchase a number of common shares equal to 5% of the aggregate number of common shares and Pre-funded Warrants (the “Placement Agent Warrants,” and, together with the Units, the Pre-funded Units, the Warrants, the Pre-funded Warrants and the common shares included in the Units and underlying the Warrants and Pre-Funded Warrants, the “Securities”) issuable to the Placement Agent (as defined below). The Company shall engage ThinkEquity LLC to act as the placement agent (the “Placement Agent”) in this Offering pursuant to the terms of a placement agency agreement (the “Placement Agency Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus that is a part of the Registration Statement, other than as expressly stated herein.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and statements of public officials, certificates of officers or representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all originals of such latter documents. In making our examination of the documents executed by the parties, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. In addition, we have assumed that when issued and paid for pursuant to the Placement Agency Agreement, the Securities will be validly issued, fully paid and non-assessable. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, including those set forth in the Placement Agency Agreement.

We are admitted to the Bar in the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

You are separately receiving an opinion from Bennett Jones LLP with respect to the corporate proceedings relating to the issuance of the Securities.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Units, Pre-funded Units, Warrants, Placement Agent Warrants and Pre-funded Warrants, when issued and sold by the Company and delivered by the Company in accordance with and in the manner described in the Prospectus and the Placement Agency Agreement, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

We consent to the filing of this opinion as exhibit 5.2 to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW